Product prospectus supplement no. UBS-AOS-1 To prospectus dated January 11, 2010 and prospectus supplement dated January 11, 2010

Royal Bank of Canada

Autocallable Optimization Securities with Contingent Protection Linked to a Common Stock

•
Royal Bank of Canada may offer and sell from time to time autocallable optimization securities with contingent protection linked to an underlying common stock, including American depositary shares (an “underlying stock”).  We refer to these securities as the “securities.”

•
This product prospectus supplement no. UBS-AOS-1 describes terms that will apply generally to the securities, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet, free writing prospectus or pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the terms specified below.  We refer to such term sheets, free writing prospectuses and pricing supplements generally as terms supplements.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.

•	The securities are senior unsecured obligations of Royal Bank of Canada.

•	Payment on the securities will be linked to the performance of an underlying stock.

•
The securities will be automatically called for the principal amount plus an amount based on the applicable Call Return Rate if the closing price of one share of the underlying stock on any Observation Date, as set forth in the applicable terms supplement, is equal to or greater than the starting price. If the securities are called, you will receive the Call Price for that Observation Date as set forth in the applicable terms supplement. You will receive a positive return on your securities only if the underlying stock closes at a price equal to or above the starting price on an Observation Date, including the final Observation Date.

•
If the securities have not been called, and the underlying stock closes below the applicable Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the price per share of the underlying stock below the starting price.

•
If you hold the securities to maturity, the securities are not called on the final Observation Date and the underlying stock is above or equal to the Trigger Price on the final Observation Date, you will receive 100% of your principal, subject to the creditworthiness of Royal Bank of Canada.

•	The contingent protection feature applies only if you hold the securities to maturity.

•	No interest payments will be made on the securities.

•	For important information about U.S. federal tax consequences, see “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-3.

•	The securities will be offered in minimum denominations of $10 and integral multiples of $10, unless otherwise specified in the relevant terms supplement.

•	Investing in the securities is not equivalent to investing in the underlying stock.

•	The securities will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this product prospectus supplement no. UBS-AOS-1 the accompanying prospectus supplement and prospectus, or any related terms supplement.  Any representation to the contrary is a criminal offense.

The securities are unsecured and are not savings accounts or deposits of a bank.  The securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

UBS Financial Services, Inc.	RBC Capital Markets Corporation

March 8, 2010

In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product prospectus supplement no. UBS-AOS-1 and the accompanying prospectus supplement and prospectus with respect to the securities offered by the relevant terms supplement and this product prospectus supplement no. UBS-AOS-1, and with respect to Royal Bank of Canada.  This product prospectus supplement no. UBS-AOS-1, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours, or any written materials prepared by any Agent (as defined in “Underwriting”), including UBS Financial Services Inc. and RBC Capital Markets Corporation.  The information in the relevant terms supplement, this product prospectus supplement no. UBS-AOS-1 and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The securities described in the relevant terms supplement and this product prospectus supplement no. UBS-AOS-1 are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities.  The relevant terms supplement, this product prospectus supplement no. UBS-AOS-1 and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances in which such offer or solicitation is unlawful.

In this product prospectus supplement no. UBS-AOS-1, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Royal Bank of Canada, unless the context requires otherwise.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the prospectus supplement and the prospectus, as well as the relevant terms supplement.

Key Terms

Underlying Stock:	The underlying stock (which may be an American depositary share) specified in the relevant terms supplement (the “underlying stock”).

Call Feature:	The securities will be called automatically if the closing price of one share of the underlying stock on any Observation Date is at or above the starting price.

Call Return Rate:	A per annum percentage as specified in the relevant terms supplement.

Call Price:
If the securities are called, you will receive on the applicable call settlement date a cash payment per $10.00 principal amount of the securities equal to the Call Price for the applicable Observation Date on which the securities are called. The Call Price applicable to each Observation Date will be specified in the relevant terms supplement and will be calculated based on the Call Return Rate and the amount of time that the securities have been outstanding between the settlement date and the applicable Call Settlement Date.

Call Settlement Dates:
Unless otherwise specified in the relevant terms supplement, if the securities are called on any Observation Date (other than the final Observation Date), the Call Settlement Date will be three business days following such Observation Date, unless that day is not a business day, in which case the Call Settlement Date will be the next following business day. If the securities are called on the final Observation Date, the Call Settlement Date will be the maturity date. As described under “General Terms of the Securities — Observation Dates” below, the calculation agent may postpone any Observation Date, and therefore a Call Settlement Date, if a market disruption event occurs or is continuing on a day that would otherwise be an Observation Date. We describe market disruption events under “General Terms of the Securities — Market Disruption Event” below.

Payment at Maturity:
Unless otherwise specified in the relevant terms supplement, if the securities are not called, at maturity you will receive a cash payment per $10.00 principal amount of the securities based on the ending price, calculated as described below:

● If the ending price is above or equal to the Trigger Price on the final Observation Date, you will receive a cash payment equal to the principal amount of your securities.

● If the ending price is below the Trigger Price on the final Observation Date, you will receive, for each $10 in principal amount of the securities you own: $10.00 x (1 + underlying return).

The securities are not principal protected. If the securities are not called, you may lose some or all of your investment. Specifically, if the securities are not called and the ending price is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) decrease in the price per share of the underlying stock below the starting price. Accordingly, if the ending price is below the Trigger Price on the final Observation Date, you may lose up to 100% of your principal amount.

Underlying Return:	Unless otherwise specified in the relevant terms supplement:

ending price – starting price starting price

Starting Price:
Unless otherwise specified in the relevant terms supplement, the closing price of one share of the underlying stock on the Trade Date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor. The Share Adjustment Factor may be subject to adjustment. See “General Terms of the Securities—Anti-Dilution Adjustments.”

Ending Price:
Unless otherwise specified in the relevant terms supplement, the closing price of one share of the underlying stock on the final Observation Date, divided by the Share Adjustment Factor. The Share Adjustment Factor may be subject to adjustment. See “General Terms of the Securities—Payment at Maturity—Anti-Dilution Adjustments.”

Trigger Price:	A specified price of the underlying stock below the starting price, as set forth in the applicable terms supplement.

Observation Period:	The period commencing on (and including) the Trade Date and extending to (and including) the final Observation Date.

Observation Date(s):	One or more dates as specified in the relevant terms supplement, subject to postponement in the event of certain market disruption events.

Share Adjustment Factor:
Unless otherwise specified in the relevant terms supplement, set initially to equal 1.0, subject to adjustment upon the occurrence of certain events affecting the underlying stock. See “General Terms of the Securities—Anti-Dilution Adjustments.”

Issue Price:	Unless otherwise specified in the relevant terms supplement, $10 per $10 in principal amount of the securities.

Trade Date:	As specified in the relevant terms supplement.

Settlement Date:	As specified in the relevant terms supplement.

Maturity Date:
As specified in the relevant terms supplement.  If not previously called, the securities will mature on the maturity date. The maturity date is subject to postponement in the event of certain market disruption events and as described under “General Terms of the Securities — Payment at Maturity.”

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. The securities do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the securities is not equivalent to investing directly in the underlying stock.  In addition, your investment in the securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the securities is suitable for you.

Risks Relating to the Securities Generally

The securities do not pay interest or guarantee the return of your investment. A decrease in the value of the underlying stock may lead to a loss of some or all of your investment at maturity.

The securities do not pay interest and may not return any of your investment.  The amount payable to you at maturity, if any, will be determined as described in this product prospectus supplement no. UBS-AOS-1 and the relevant terms supplement.

The return on the securities will depend on whether underlying stock increases in value as of each Observation Date, or if the securities are not called, the extent to which the ending price is less than the applicable Trigger Price. If the securities are not called and the ending price is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the price per share of the underlying stock below the starting price.

The securities are subject to the credit risk of Royal Bank of Canada.

The securities are subject to the credit risk of Royal Bank of Canada and our credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.  Payment on the securities, including any principal protection feature, is subject to the creditworthiness of Royal Bank of Canada.

Holders of the securities will not necessarily participate in the full potential appreciation of the underlying stock.

The appreciation potential of the securities is limited to the Call Return Rate set forth in the relevant terms supplement, regardless of any appreciation of the underlying stock. Your investment in the securities will result in a gain if the closing price of one share of the underlying stock on any of the Observation Dates is at or above the starting price. However, this gain will be limited to the return represented by the applicable Call Price, regardless of the appreciation of the underlying stock, which may be significantly greater than the return associated with the Call Price.

In addition, the automatic call feature of the securities may shorten the term of your investment. Further, if your securities are called, you may not be able to reinvest at comparable terms or returns.

Your return on the securities may be lower than the return on a conventional debt security of comparable maturity.

The return that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the underlying stock.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

Your return on the securities will not reflect dividends on the underlying stock.

The return on the securities will not reflect the return you would realize if you actually owned the underlying stock and received the dividends paid on the underlying stock. This is because the calculation agent will determine whether the securities are subject to an automatic call as of each Observation Date by reference to the closing price of one share of the underlying stock on that date, without taking into consideration the value of the dividends paid on the underlying stock.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.

RBC Capital Markets Corporation, or RBCCM, may act as a market maker for the securities, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to buy the securities.  If at any time RBCCM or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.  We expect that transaction costs in any secondary market would be high. As a result, the difference between the bid and asked prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The securities are not designed to be short-term trading instruments.

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the closing price of one share of the underlying stock has appreciated since the Trade Date.  In addition, you will not receive the benefit of the securities’ contingent principal protection feature if you sell your securities before the maturity date. The potential returns described in the relevant terms supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the securities will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the securities.  We expect that, generally, the closing price of one share of the underlying stock on any day will affect the value of the securities more than any other single factor.  However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the closing price of one share of the underlying stock.  The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the market price of the shares of the underlying stock;

•	the expected volatility of the underlying stock;

•	the time to maturity of the securities;

•	the dividend rate on the underlying stock;

•	the occurrence of certain events relating to the underlying stock that may or may not require an adjustment to the applicable Share Adjustment Factor;

•	interest and yield rates in the market generally;

•
economic, financial, political, regulatory or judicial events that affect the underlying stock or stock markets generally, and which may affect the closing price of shares of the underlying stock on any Observation Date; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your securities at a substantial discount from the principal amount if the market price of the underlying stock is at, below or not sufficiently above the starting price.

You cannot predict the future performance of the underlying stock based on its historical performance. The value of one share of the underlying stock may decrease such that you may not receive any return of your investment. There can be no assurance that the price of one share of the underlying stock will not decrease so that at maturity you will not lose some or all of your investment.

If the price of the shares of the underlying stock changes, the market value of your securities may not change in the same manner.

Owning the securities is not the same as owning shares of the underlying stock. Accordingly, changes in the price of one share of the underlying stock may not result in a comparable change of the market value of the securities. If the closing price of one share of the underlying stock on any trading day increases above the starting price, the value of the securities may not increase in a comparable manner, if at all. It is possible for the price of the shares of the underlying stock to increase while the value of the securities declines.

The inclusion in the original issue price of each Agent’s commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity.

While the payment at maturity, if any, will be based on the full principal amount of your securities as described in the relevant terms supplement, the original issue price of the securities includes each Agent’s commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates.  Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM may be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by RBCCM, as a result of such compensation or other transaction costs.

You will have no shareholder rights with respect to the underlying stock.

As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights with respect to the underlying stock.

You must rely on your own evaluation of the merits of an investment linked to the underlying stock.

In the ordinary course of their business, our affiliates may have expressed views on expected movement in any underlying stock, and may do so in the future. These views or reports may be communicated to our clients and client of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any underlying stock, may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the applicable underlying stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

Your anti-dilution protection is limited.

The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the underlying stock. See “General Terms of the Securities – Anti-Dilution Adjustments.”  The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

We or our affiliates may have adverse economic interests to the holders of the securities.

RBCCM and other affiliates of ours trade the underlying stock and other financial instruments related to the underlying stock on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying stock.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the performance of the underlying stock and, accordingly, could affect the value of the securities and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with the issuers of the underlying stocks, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. We do not make any representation or warranty to any purchaser of a security with respect to any matters whatsoever relating to our business with the issuer of any underlying stock or future price movements of any underlying stock.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the price of the shares of the underlying stock.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on such hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Observation Date and the maturity date, which could have an impact on the return of your securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

The calculation agent will have a significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interest.

Our wholly-owned subsidiary, RBC Capital Markets Corporation, will act as the calculation agent. The calculation agent will determine, among other things, the closing price of one share of the underlying stock on each Observation Date; the Share Adjustment Factor and anti-dilution adjustments, if any; whether the securities are subject to an automatic call; the ending price; the underlying return; and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred.  The calculation agent may exercise its discretion in a manner which reduces your return on the securities.  Since these determinations by the calculation agent will affect the payments on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the underlying stock on any Observation Date or calculating the underlying return and the amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Observation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of the Securities — Market Disruption Events.”

Significant aspects of the U.S. federal income tax treatment of the securities may be uncertain.

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product prospectus supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to the Underlying Stock

Unless otherwise specified in any relevant terms supplement, to our knowledge, we are not currently affiliated with the issuer of any underlying stock.

To our knowledge, we are not currently affiliated with the issuer of any underlying stock.  As a result, we will have no ability to control the actions of the applicable issuers, including actions that could affect the value of the underlying stock or your securities. None of the money you pay us will be paid to the issuer of any underlying stock and none of those issuers will be involved in the offering of the securities in any way. None of those issuers will have any obligation to consider your interests as a holder of the securities in taking any actions that might affect their value.  We do not assume any responsibility for the adequacy or accuracy of any publicly available information about the issuers of any underlying stocks.

For securities linked to a foreign underlying stock, an investment in the securities is subject to risks associated with non-U.S. securities markets.

Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the securities markets in the relevant countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Generally, non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of foreign underlying stocks may be affected by political, economic, financial and social factors in the applicable markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency.  Such countries may be subjected to different and, in some cases, more adverse economic environments.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries.  These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  The risks of the economies of emerging market countries are relevant for securities linked to a foreign underlying stock that is based or operates in one or more emerging market countries.

Some or all of these factors may influence the closing price per share of the underlying stock.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the shares of the underlying stock based on their historical performance.  The closing price per shares of the underlying stock may decrease such that you may not receive any return of your investment.

In some circumstances, the payment you receive on the securities may be based on securities issued by another issuer and not on the original issuer of the underlying stock.

Following certain corporate events relating to the respective issuer of the applicable underlying stock where such issuer is not the surviving entity, the amount you receive upon an automatic call or at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property in the section of this product supplement called “General Terms of Securities — Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

If the underlying stock is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulation Authority, Inc. (“FINRA”), or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, the amount you receive upon an automatic call or at maturity will be based on the common stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the securities. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Securities — Delisting of ADSs or Termination of ADS Facility.”

USE OF PROCEEDS AND HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities.  The original issue price of the securities includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the securities and the estimated cost of hedging our obligations under the securities.

Unless otherwise specified in the relevant terms supplement, the original issue price of the securities will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities.  The estimated cost of hedging includes the projected profit, which in no event will exceed $0.35 per $10 in principal amount of the securities, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

In anticipation of the sale of the securities, we expect to enter into hedging transactions with one or more of our affiliates, or with one or more of the Agents or their affiliates, involving purchases of shares of the underlying stock and/or over-the-counter derivative instruments linked to the underlying stock prior to or on the pricing date.  From time to time, including around the time of each Observation Date and the maturity date, we, the Agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the Agents, and our respective affiliates may:

•	acquire or dispose of investments relating to the underlying stock;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the underlying stock; or

•	any combination of the above two.

We, the Agents, and our respective affiliates may acquire a long or short position in securities similar to the autocallable optimization securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the Agents, and our respective affiliates may close out our or their hedges on or before any Observation Date.  That step may involve sales or purchases of the underlying stock or over-the-counter derivative instruments linked to the underlying stock.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.  A separate terms supplement will describe the terms that apply specifically to the securities, including any changes to the terms specified below.  Capitalized terms used but not defined in this product prospectus supplement no. UBS-AOS-1 have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement.  The term “security” refers to each $10 in principal amount of the securities.

General

The securities are senior unsecured obligations of Royal Bank of Canada that are linked to an underlying stock (the “underlying stock”) specified in the relevant terms supplement.  The underlying stock will not consist of shares issued by an Exchange Traded Fund (“ETF”), Real Estate Investment Trust (“REIT”), Passive Foreign Investment Company (“PFIC”) or interests in a partnership or trust.  The securities will be issued by Royal Bank of Canada under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.

The securities do not pay interest.

The securities are unsecured and are not savings accounts of a bank.  The securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The securities are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The securities will be issued in denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.  The principal amount and issue price of each security is $10, unless otherwise specified in the relevant terms supplement.  The securities will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.

The specific terms of the securities will be described in the relevant terms supplement accompanying this product prospectus supplement no. UBS-AOS-1.  The terms described in that document supplement the terms described herein, the accompanying prospectus and prospectus supplement.  If the terms and in described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment Upon Automatic Call

The securities will be called automatically if the closing price of one share of the underlying stock is at or above the starting price on any Observation Date. If the securities are called, you will receive on the applicable Call Settlement Date the Call Price for the applicable Observation Date, as set forth in the relevant terms supplement. The Call Price applicable to each Observation Date will be calculated based on the Call Return Rate and the amount of time the Securities have been outstanding between the settlement date of the securities and the applicable call settlement date. The Call Return Rate and the Call Price for each Observation Date will be set forth in the relevant terms supplement.

Payment at Maturity

The maturity date for the securities will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Observation Date is postponed as described below.

Unless otherwise specified in the relevant terms supplement, if the securities are not called, at maturity you will receive a cash payment per $10.00 principal amount of the securities based on the ending price, calculated as described below:

•	If the ending price is above or equal to the Trigger Price on the final Observation Date, you will receive a cash payment equal to the principal amount of your securities.

•	If the ending price is below the Trigger Price on the final Observation Date, you will receive, for each $10 in principal amount of the securities you own: $10.00 x (1 + underlying return).

The securities are not principal protected. If the securities are not called, you may lose some or all of your investment. Specifically, if the securities are not called and the ending price is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease in the price per share of the underlying stock below the starting price. Accordingly, if the ending price is below the Trigger Price on the final Observation Date, you may lose up to 100% of your principal amount.

Terms Applicable to the Securities Generally

The “Call Return Rate” is the per annum percentage as specified in the relevant terms supplement.

The “Call Price” is the cash payment per $10.00 principal amount you will receive if the securities are called on the applicable Call Settlement Date. The Call Price applicable to each Observation Date will be specified in the relevant terms supplement and will be calculated based on the Call Return Rate and the amount of time that the securities have been outstanding between the settlement date of the securities and the applicable call settlement date.

The “Trade Date” is the day on which we price the securities for initial sale to the public and will be specified in the relevant terms supplement.

The “Settlement Date” is the day on which we issue the securities for initial delivery to investors and will be specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “closing price” of one share of the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day (as defined below) means:

•
if the underlying stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price) of the principal trading session on such day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying stock (or such other security) is listed or admitted to trading;

•
if the underlying stock (or such other security) is not listed or admitted to trading on any national securities exchange, but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on that day; or

•
if, because of a market disruption event (as defined under “— Market Disruption Events”) or otherwise, the last reported official closing price for the underlying stock (or such other security) is not available under the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the underlying stock (or other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained.

The term OTC Bulletin Board Service will include any successor service.

A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the NYSE Alternext US LLC (the “Alternext”), The NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Unless otherwise specified in the relevant terms supplement, the “underlying return,” as calculated by the calculation agent, is the percentage change in the closing price of one share of the underlying stock calculated by comparing the ending price to the starting price. The relevant terms supplement will specify the manner in which the starting price and the ending price are determined.  The underlying return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Underlying Return =	ending price – starting price
starting price

Unless otherwise specified in the relevant terms supplement, the “starting price” means the closing price of one share of the underlying stock on the Trade Date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor. The Share Adjustment Factor will be subject to adjustment in connection with Adjustment Effective Dates as described under “—Anti-Dilution Adjustments.”

Unless otherwise specified in the relevant terms supplement, “ending price” means the closing price of one share of the underlying stock on the final Observation Date.

The Trigger Price is a specified price of the underlying stock below the starting price, that will be specified in the applicable terms supplement.

The Observation Date(s) will be specified in the relevant terms supplement, and each such date is subject to adjustment as described below. If an Observation Date is not a trading day or if there is a market disruption event on such day, the applicable Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any Observation Date be postponed more than ten business days following the date originally scheduled to be that Observation Date. If the tenth business day following the date originally scheduled to be the applicable Observation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing price for that Observation Date on such date in accordance with the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day.

The maturity date will be specified in the relevant terms supplement and is subject to adjustment as described below. If not previously called, the securities will mature on the maturity date. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following the scheduled maturity date. If, due to a market disruption event or otherwise, the final Observation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Observation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “— Market Disruption Events” below.

Unless otherwise specified in the relevant terms supplement, if the securities are called on any Observation Date (other than the final Observation Date), the Call Settlement Date will be three business days following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day. If the securities are called on the final Observation Date, the call settlement date will be the maturity date. As described above, the calculation agent may postpone any Observation Date, and therefore a Call Settlement Date (by the same number of business days), if a market disruption event occurs or is continuing on a day that would otherwise be an Observation Date. We describe market disruption events under “— Market Disruption Events” below.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable, if any, with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in the open market or by private agreement.

Calculation Agent

RBC Capital Markets Corporation will act as the calculation agent.  The calculation agent will determine, among other things, the closing price of one share of the underlying stock on each Observation Date; the Share Adjustment Factor and anti-dilution adjustments, if any; whether the securities are called; the ending price, the underlying return, and the amount, if any, that we will pay you at maturity.  In addition, the calculation agent will determine whether there has been a market disruption event as to the underlying stock.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Call Settlement Date and at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the applicable Call Settlement Date or maturity date.

All calculations with respect to the closing price of one share of the underlying stock, the ending price, or the underlying return will be rounded to the nearest one ten-thousandth, with five one-hundred-thousandth rounded upward (e.g., .87645 would be rounded to .8765); all dollar amounts related to determination of the payment per $10 in principal amount of the securities on any Observation Date or at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the closing price of one share of the underlying stock on any Observation Date, and consequently, whether the securities are subject to an automatic call or the underlying return, or calculating the amount, if any, that we will pay to you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

With respect to the underlying stock (or any other security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•
the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the underlying stock (or such other security) on the relevant exchange for such shares (or such other security) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange;

•
a breakdown or failure in the price and trade reporting systems of the relevant exchange for the shares of the underlying stock (or such other security) as a result of which the reported trading prices for the shares of the underlying stock (or such other security) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•
the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the shares of the underlying stock (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; and

in each case, a determination by the calculation agent in its sole discretion that any event described in the clauses above has occurred and has materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For purposes of determining whether a market disruption event with respect to the underlying stock (or such other security) has occurred:

•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to the shares of the underlying stock (or such other security);

•	a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event;

•
limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on shares of the underlying stock (or such other security) by the primary exchange or market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying stock (or such other security); and

•
a suspension, absence or material limitation of trading on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying stock (or such other security) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for the shares of the underlying stock.

Antidilution Adjustments

For any offering of the securities, the starting price and the Trigger Price are subject to adjustments by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the securities. We describe the risks relating to dilution above under “Risk Factors — Your anti-dilution protection is limited.”

How Adjustments Will Be Made

If one of the events described below occurs with respect to an offering of the securities and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying stock, the calculation agent will calculate such corresponding adjustment or series of adjustments to the starting price and the Trigger Price as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the starting price and the Trigger Price will each be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger of the issuer of the applicable underlying stock with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the starting price and the Trigger Price.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the starting price and the Trigger Price for the first event, then adjust the adjusted starting price and the adjusted Trigger Price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the starting price and the Trigger Price of the underlying stock. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying stock.

 No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the starting price. The starting price or Trigger Price resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

If your securities are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the terms supplement for your securities, the dividend paid by the issuer of the foreign stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as the underlying stock, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun-off security as well as the existing foreign stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as the underlying stock, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines that the issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question.

If the issuer or the depository for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of foreign stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depository for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the securities, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying stock), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those securities. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

•
a subdivision, consolidation or reclassification of the underlying stock or a free distribution or dividend of shares of the underlying stock to existing holders of the underlying stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of the underlying stock of:

•	additional shares of the underlying stock as described under “— Stock Dividends” below,

•
other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying stock issuer equally or proportionately with such payments to holders of the underlying stock, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing closing price as determined by the calculation agent;

•	the declaration by the respective underlying stock issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying stock or other assets;

•	a repurchase by the respective underlying stock issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	a consolidation of the respective underlying stock issuer with another company or merger of the respective underlying stock issuer with another company; and

any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying stock.

The adjustments described below do not cover all events that could affect the value of the securities. We describe the risks relating to dilution under “Risk Factors — Your anti-dilution protection is limited.”

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying stock is subject to a stock split or a reverse stock split, then the starting price and the Trigger Price will each be adjusted by dividing the prior starting price and the prior Trigger Price, respectively, by the number of shares that a holder of one share of the underlying stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying stock is subject to a stock dividend payable in shares of the underlying stock, then the starting price and the Trigger Price will each be adjusted by dividing the prior starting price and the prior Trigger Price, respectively, by the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying stock.

It is not expected that antidilution adjustments will be made to the starting price and the Trigger Price in the case of stock dividends payable in shares of the underlying stock that are in lieu of ordinary cash dividends payable with respect to shares of the underlying stock.

Other Non-cash Distributions

None of the starting price and the Trigger Price for a particular offering of the securities will be adjusted to reflect dividends or other distributions paid with respect to the underlying stock, other than:

•	stock dividends described under “— Stock Dividends” above;

•	issuances of transferable rights and warrants with respect to the underlying stock as described under “— Transferable Rights and Warrants” below;

•	if the underlying stock is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” below; and

•	extraordinary cash dividends described below.

For any offering of the securities, a dividend or other distribution with respect to the underlying stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the underlying stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying stock and is payable in cash, the starting price and the Trigger Price will each be adjusted by dividing the prior starting price and prior Trigger Price, respectively, by the ratio of the closing price of the underlying stock on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying stock equals:

•
for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying stock minus the amount per share of underlying stock of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying stock; or

•	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying stock that is both an extraordinary dividend and payable in underlying stock, or an issuance of rights or warrants with respect to the underlying stock that is also an extraordinary dividend, will result in adjustments to the starting price and the Trigger Price, as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective underlying stock issuer issues transferable rights or warrants to all holders of the underlying stock to subscribe for or purchase such underlying stock at an exercise price per share that is less than the closing price of such underlying stock on the trading day before the ex-dividend date for such issuance, then the starting price and the Trigger Price will each be adjusted by dividing the prior starting price and prior Trigger Price, respectively, by, the ratio of:

•
the number of shares of the underlying stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the underlying stock offered for subscription or purchase under those transferable rights or warrants, to

•
the number of shares of the underlying stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of underlying stock offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants, divided by the closing price on the trading day before that ex-dividend date.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the underlying stock,

(b)
the issuer of the underlying stock, or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of the underlying stock or any successor entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of the underlying stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the issuer of the underlying stock issues to all of its shareholders stock securities of an issuer other than the issuer of the underlying stock, other than in a transaction described in clauses (b), (c) or (d) above (a “spin-off event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the underlying stock and is consummated for all or substantially all of such shares (an event in clauses (a) through (f), a “reorganization event”).

If a reorganization event occurs with respect to an underlying stock, then the determination of whether the closing price of the underlying stock is at or above the starting price on any observation date or is less than the Trigger Price on the final valuation date, as the case may be, will be made by the calculation agent based upon the amount, type and value of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical holder of the number of shares of the underlying stock prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the applicable underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the applicable underlying stock that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying stock and the calculation agent adjusts such underlying stock to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the adjusted underlying stock for that offering of the securities. The calculation agent will do so to the same extent that it would make adjustments if the shares of the applicable underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying stock.

 For example, if the respective issuer of the underlying stock merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the underlying stock for each security in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying stock for each security in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments,” as if the common shares were issued by the respective issuer of the underlying stock. In that event, the cash component will not be adjusted but will continue to be a component of the underlying stock for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due upon an automatic call or at maturity of the securities, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the applicable underlying stock as described above. Consequently, in this product supplement, references to the applicable underlying stock, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted underlying stock for the particular offering of the securities. Similarly, references to the respective issuer of the underlying stock include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is, as the case may be, at or above the starting price on any observation date or below the Trigger Price on the final valuation date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable term supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the securities. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If an ADS is serving as the underlying stock and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines that the issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the underlying stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be the underlying stock and the calculation agent will determine the starting price, the Trigger Price and the Stock Adjustment Price by reference to such foreign stock. To the extent that the foreign stock substituted for the original underlying stock represents more than or less than one share of such foreign stock, the calculation agent may modify any terms as necessary to ensure an equitable result including, but not limited to, the starting price and the Trigger Price. On and after the change date, for all purposes, including the determination of the closing price of the underlying stock on any observation date and the final valuation date, as applicable, the closing price of the foreign stock will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of the foreign stock relative to the U.S. dollar as published by Reuters on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the securities. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

Discretion of the Calculation Agent

The calculation agent will have the ability to modify the anti-dilution provisions set forth in this section if, in its sole discretion, such action is needed to ensure an equitable result, based upon the terms of the applicable securities.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder,” in respect of a beneficial owner:

(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of the securities or the receipt of payments thereunder;

(iii)
who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:

(a)	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the senior indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For purposes of clause (iii) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Canadian Federal Income Tax Summary.”

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the securities upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the securities as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the final Observation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification and Waiver of the Debt Securities” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the senior indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the securities, unless otherwise specified in the relevant terms supplement.

Listing

The securities will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the securities.  The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee).  One or more fully-registered global note certificates, representing the total aggregate principal amount of the securities, will be issued and will be deposited with DTC.  See the descriptions contained in the accompanying prospectus under the headings “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon automatic call on the securities will be payable and the transfer of the securities will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the securities.  The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Ogilvy Renault LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada)  (“ITA”) to be interest) on the securities that is paid or credited or deemed for purposes of the ITA to be paid or credited by us will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If any interest paid or credited or deemed to be paid or credited on the securities is to be calculated by reference to an underlying stock which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax. The Canadian withholding tax implications of such an issuance will be described particularly in the relevant terms supplement if such securities are offered.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure — including the opinion of Morrison & Foerster LLP — has been prepared without regard to any particular security that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “Tax Consequences—United States Taxation” in the Prospectus or “Certain Income Tax Consequences—United States Taxation” in the prospectus supplement, with regard to an investment in any particular security because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular security or the tax consequences of investing in or holding any particular security unless the terms supplement applicable to your securities expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any security that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  For example, the discussion below assumes that the underlying stocks are not issued by ETFs, REITs, PFICs or interests in a partnership or trust and that an investor in the securities will be subject to a significant risk that it will lose a significant amount of its investment in the securities.  If the underlying stocks are issued by ETFs, REITs, PFICs or interests in a partnership or trust, or if an investor in the securities is not subject to a significant risk that it will lose a significant amount of its investment in the securities, the tax treatment of that note may differ substantially from that described in the discussion below.  There may be other features or terms of your securities that will cause this tax section to be inapplicable to your securities.

Consequently, any tax disclosure relevant to any security you may purchase will be set forth only in the terms supplement relating to your security, and, unless the terms supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any security.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular security you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of an underlying stock is a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the issuer of the underlying stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuer of the underlying stock and consult your tax advisor regarding the possible consequences to you in this regard, if any.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security with terms described in this product prospectus supplement as a callable pre-paid cash-settled derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. If the securities are so treated, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for securities of a holder who acquires the securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the securities.  If the securities are held by the same holder until maturity, that holder’s holding period will generally include the maturity date.  It is possible that the Internal Revenue Service could assert that your holding period in respect of your securities should end on the date on which the amount you are entitled to receive upon the maturity of your securities is determined, even though you will not receive any amounts from the issuer in respect of your securities prior to the maturity of your securities.  In such case, you may be treated as having a holding period in respect of your securities that is less than one year even if you receive cash upon maturity of your securities at a time that is more than one year after the beginning of your holding period.

Alternative Treatments.  Alternative tax treatments would also be possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a single debt instrument. If the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the call, sale or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.  If the securities are treated as a single debt instrument that has a term of no more than one year, the securities would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the applicable terms supplement, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this product prospectus supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual or a foreign corporation.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Royal Bank of Canada and RBC Capital Markets Corporation, as agent (an “Agent” or “RBCCM”), UBS Financial Services Inc. (an “Agent” or “UBS”) and certain other agents that may be party to the Distribution Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with RBCCM and UBS, the “Agents”), each Agent participating in an offering of securities, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of securities set forth on the cover page of the relevant terms supplement.  Each such Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of the relevant terms supplement.  RBCCM will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.  After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of RBCCM.  The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

RBCCM or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market.  Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, RBCCM may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  Specifically, RBCCM may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account.  RBCCM must close out any naked short position by purchasing the securities in the open market.  A naked short position is more likely to be created if RBCCM is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, RBCCM may bid for, and purchase, securities in the open market to stabilize the price of the securities.  Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities.  RBCCM is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, RBCCM or any dealer that would permit a public offering of the securities or possession or distribution of this product prospectus supplement no. UBS-AOS-1 or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the securities, or distribution of this product prospectus supplement no. UBS-AOS-1 or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this product prospectus supplement no. UBS-AOS-1, the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities.  We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Unless otherwise specified in the relevant terms supplement, the Settlement Date for the securities will be the third business day following the Trade Date (which is referred to as a “T+3” settlement cycle).

EMPLOYEE RETIREMENT INCOME SECURITY ACT

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person”, unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.